Exhibit 99.2

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015	NEWS RELEASE NEWS RELEASE NEWS RELEASE

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS COMPLETES $1.225 BILLION SALE OF ACUSHNET COMPANY GOLF BUSINESS

•	Key Step in Plan to Separate Fortune Brands’ Businesses

•	Net Proceeds Strengthen Balance Sheet, Capital Structures for Beam and Home & Security

Deerfield, Illinois, July 29, 2011 – Fortune Brands, Inc. (NYSE: FO) today completed the previously announced sale of the Acushnet Company golf business to a group led by Fila Korea Ltd. and Mirae Asset Private Equity. The price was $1.225 billion in cash.

“The sale of Acushnet and its industry-leading Titleist and FootJoy brands represents a major milestone in our plan to separate our businesses to maximize long-term value for our shareholders,” said Bruce Carbonari, chairman and chief executive officer of Fortune Brands. “We will use the $1.1 billion in after-tax net proceeds from this transaction to strengthen Fortune Brands’ balance sheet, which will support strong capital structures for both Beam and Home & Security as independent businesses.” By reducing net debt by approximately 30%, Fortune Brands will lower its debt-to-EBITDA ratio from 3.8 to 3.0.

“Acushnet is a tremendous company built on powerful brands, a management team that’s second to none, and a passionate high-performance work force,” Carbonari continued. “The people of Acushnet have contributed significantly to Fortune Brands’ success over the past 35 years and we wish these talented associates all the best as they write the next chapter in the history of golf’s greatest brands.”

The final step in Fortune Brands’ proposed separation plan is the previously announced spin-off of Fortune Brands Home & Security to shareholders, which remains on track for completion early in the fourth quarter. Assuming completion of the spin-off, Fortune Brands Home & Security will be an independent public company trading on the New York Stock Exchange under the ticker symbol “FBHS.” The remaining company, a pure-play spirits company to be renamed Beam Inc., intends to trade as “BEAM.” The spin-off remains subject to completion of detailed separation plans, customary regulatory approvals and final Board approval.

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FORTUNE BRANDS COMPLETES $1.225 BILLION SALE OF ACUSHNET COMPANY GOLF BUSINESS, PAGE 2

Fortune Brands was advised on the Acushnet transaction by Morgan Stanley and Centerview Partners as financial advisors and Chadbourne & Parke as legal advisor. Fila Korea and Mirae were advised by Nomura, Korea Development Bank and the M&A and Korean practice groups of counsel McDermott, Will & Emery.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company. Its operating companies have premier brands and leading market positions in distilled spirits and home and security products. The major spirits brands of Beam Global Spirits & Wine, Inc. include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Cruzan rum, Teacher’s and Laphroaig Scotch, EFFEN vodka, Skinnygirl margarita and DeKuyper cordials. The brands of Fortune Brands Home & Security LLC include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock security products and Waterloo storage and organization products. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

About Fila Korea Ltd.

Fila Korea is the owner of the Fila brand globally. The Fila brand was established in the small textile town of Biella, Italy in 1911 by the Fila brothers. Fila is now a leading manufacturer of sport and leisure footwear and apparel distributed worldwide. The internationally respected company, having gained world class recognition in tennis apparel, has developed brand recognition by marketing high design and style content products that are endorsed by professional athletes from around the world. Fila Korea was listed on the Korea Stock Exchange in September 2010 and is known as one of the fastest growing and most successful companies in Korea.

About Mirae Asset Private Equity

Mirae Asset Private Equity is the leading private equity firm in Korea. As a pioneer in the Korean private equity market, Mirae Asset Private Equity introduced the first Korean private equity fund in 2004. Since then, Mirae Asset Private Equity has led the Korean private equity market demonstrating throughout a history of collaboration with various business partners, which is proven through its track record in adding value to its portfolio companies as well as successful investments. Mirae Asset Private Equity is the private equity arm of the Mirae Asset Financial Group. Mirae Asset Financial Group is an independent diversified financial services company with businesses in asset management, investment banking and life insurance. It is one of the world’s largest investors in emerging market equities with a total AUM of approximately USD 100

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FORTUNE BRANDS COMPLETES $1.225 BILLION SALE OF ACUSHNET COMPANY GOLF BUSINESS, PAGE 3

Billion. Mirae Asset Financial Group, headquartered in Seoul, Korea, has offices in major cities all over the world, including New York, London, Hong Kong, Shanghai, Beijing, Mumbai, Sao Paulo, Ho Chi Minh and Singapore.

Forward-Looking Statements

This press release contains statements relating to future events, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. In addition to final Board authorization, the potential separation of Fortune Brands’ companies will also be subject to the receipt of a number of customary regulatory approvals and/or rulings, the execution of intercompany agreements and finalization of other related matters. There can be no assurance that any of the proposed transactions will be completed as anticipated or at all.

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Contacts:

Fortune Brands

Media Relations: Clarkson Hine, +1 847-484-4415

Investor Relations: Tony Diaz, +1 847-484-4410

Fila Korea Ltd.

Lauren Mallon (U.S.)

(o) 410.773.3236

(m) 443.527.0400

lmallon@fila.com

Jae W. Byun (Korea)

+822 3470 9691

jbyun@fila.co.kr